EXHIBIT 4.17

AMENDING AGREEMENT NO. 5

THIS AGREEMENT made the 14th day of March, 2003.

BETWEEN:

ONCOLYTICS BIOTECH INC.
(“Oncolytics”)

— and —

BRADLEY G. THOMPSON
(“Thompson”)

        WHEREAS Oncolytics and Thompson entered into an Employment Agreement dated the 22nd day of July, 1999 (the “Employment Agreement”) which has been amended by Amending Agreements dated July 29, 1999, September 24, 1999, April 26, 2001 and January 1, 2002;

        AND WHEREAS the parties wish to amend the Employment Agreement;

        NOW THEREFORE the parties agree as follows:

Section 1 – Amendments

        The Employment Agreement is hereby amended by replacing Section 3(1) with the following:

“Oncolytics shall pay Thompson a salary of TWO HUNDRED FORTY THOUSAND ($240,000.00) DOLLARS CANADIAN per annum, exclusive of bonuses, benefits and other compensation, payable in equal installments of TEN THOUSAND DOLLARS ($10,000.00) CANADIAN on the 15th and last day of each month.”

Section 2 – Effective Date

(1)     This Amending Agreement shall be effective from and after January 1, 2003.

(2)     In all other respects the parties confirm that the Employment Agreement, as amended, shall remain in full force and effect.

        IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

ONCOLYTICS BIOTECH INC.

Per: /s/ Doug Ball
Doug Ball
Chief Financial Officer

/s/ Debbie Burgess	/s/ Bradley G. Thompson
WITNESS	BRADLEY G. THOMPSON